UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2009

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2009 (the “Notice Date”), Jeff Stibel tendered his resignation as President and member of the Board of Directors (the “Board of Directors”) of Web.com Group, Inc. (the “Company”) effective September 30, 2009, and he has agreed to assist the Company through a transition period for the remainder of the year.  Mr. Stibel intends to pursue various other business ventures as well as focus on his upcoming book, Wired for Thought.  Mr. Stibel’s resignation comes subsequent to the completion of the Web.com and Website Pros integration and is not the result of any performance issues or disagreement with the Company or any matter relating to the Company’s operations, policies, or practices. Mr. Stibel has entered into a transition agreement filed as an exhibit hereto and incorporated by reference herein (the “Agreement”) and agreed to continue to assist the Company. A copy of the Company’s press release announcing the transition dated August 17, 2009 is attached hereto as Exhibit 99.2.

As set forth more expressly in the Agreement, in connection with Mr. Stibel’s resignation, the Company paid Mr. Stibel an aggregate of $780,000, less applicable deductions and withholdings.  In addition, the vesting of 109,000 shares of restricted Common Stock and 89,062 shares of Common Stock subject to stock options was accelerated effective as of the Notice Date.  The balance of all unvested equity held by Mr. Stibel was terminated and/or forfeited to the Company on the Notice Date.  Under the Agreement, Mr. Stibel will remain available to the Company for certain activities through December 31, 2009.

Effective on September 30, 2009, the Board of Directors, pursuant to its authority under the Company’s Bylaws plans to reduce the size of the Company’s Board of Directors to five (5) members.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Agreement dated August 13, 2009 Jeffrey M. Stibel and Web.com Group, Inc.+
	99.2	Press release dated August 17, 2009 announcing executive transition.

+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.
(Registrant)
Date: August 17, 2009
/s/ Matthew P. McClure
Matthew P. McClure, Secretary

Index of Exhibits

Exhibit No.	Description
99.1	Agreement dated August 13, 2009 Jeffrey M. Stibel and Web.com Group, Inc.+
99.2	Press release dated August 17, 2009 announcing executive transition.

+	Indicates management contract or compensatory plan.